Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-198735

Prospectus Supplement to Prospectus dated January 6, 2017.

$1,000,000,000 The Goldman Sachs Group, Inc. Floating Rate Notes due 2022

The Goldman Sachs Group, Inc. will pay interest on the notes at a rate per annum of three-month U.S. dollar LIBOR plus 1.11%, reset quarterly, on January 26, April 26, July 26 and October 26 of each year. The first such payment will be made on April 26, 2017. The notes will mature on the stated maturity date, April 26, 2022, and interest for the final interest period will accrue to and be paid on such maturity date. If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. In addition, The Goldman Sachs Group, Inc. may redeem the notes on April 26, 2021 and October 26, 2021 at par plus accrued and unpaid interest. See “Specific Terms of the Notes — Optional Redemption” below.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Initial price to public	100.000%	$1,000,000,000
Underwriting discount	0.350%	$3,500,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	99.650%	$996,500,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from January 26, 2017 and must be paid by the purchaser if the notes are delivered after January 26, 2017.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on January 26, 2017.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman, Sachs & Co.

ABN AMRO	BB&T Capital Markets
BNY Mellon Capital Markets, LLC	Capital One Securities
Fifth Third Securities	ING
Lloyds Securities	Mizuho Securities
NatWest Markets	PNC Capital Markets LLC
Rabo Securities	RBC Capital Markets
Regions Securities LLC	Santander
Scotiabank	SMBC Nikko
Standard Chartered Bank	TD Securities
UniCredit Capital Markets	US Bancorp
Lebenthal Capital Markets	Loop Capital Markets
Ramirez & Co., Inc.	Siebert Cisneros Shank & Co., L.L.C.

Prospectus Supplement dated January 23, 2017.

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean The Depository Trust Company (“DTC”) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008, as amended by the Fourth Supplemental Indenture dated December 31, 2016, and as it may be further amended or supplemented from time to time, between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus dated January 6, 2017. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: Floating Rate Notes due 2022

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $1,000,000,000

•	Initial price to public: 100.000% of the principal amount

•	Underwriting discount: 0.350% of the principal amount

•	Issue date: January 26, 2017

•	Stated maturity: April 26, 2022

•	Interest rate: Base rate plus the spread

•

Base rate: LIBOR for the index maturity and index currency specified below, as determined with respect to each interest period by the calculation agent as described below under “— Determination of Interest Rate”

•	Index maturity: Three-month

•	Index currency: U.S. dollar

•	Spread: 1.11% per annum

•

Initial base rate: The base rate in effect for the initial interest period will be the three-month U.S. dollar LIBOR rate on January 24, 2017, as determined by the calculation agent as described below under “— Determination of Interest Rate”

•	Minimum or maximum rate: None

•	Day count convention: Actual/360 (ISDA)

•

Interest periods: Quarterly; the initial interest period for the notes is the period from and including January 26, 2017 to, but excluding, the initial interest reset date, and the subsequent interest periods will be the periods from and including an interest reset date to, but excluding, the next interest reset date, provided that the final interest period for the notes will be the period from the interest reset date scheduled for January 26, 2022 to, but excluding, the stated maturity date.

•	Interest determination date: Two London business days prior to the first day of each interest period

•	Interest reset dates: Every January 26, April 26, July 26 and October 26, commencing on April 26, 2017

•

Interest payment dates: Every January 26, April 26, July 26 and October 26, commencing on April 26, 2017, provided that for the final interest period, interest will accrue to and be paid on the stated maturity date

•	Date interest starts accruing: January 26, 2017

•	First due date for interest: April 26, 2017

•	Calculation Agent: The Bank of New York Mellon

•

Regular record dates for interest: For interest due on an interest payment date, the day immediately prior to the day on which the payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below)

•	Denomination: $2,000 and integral multiples of $1,000 thereafter, subject to a minimum denomination of $2,000

•	Business day: New York and London

•

Business day convention: Modified following, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions”; applicable to interest payment dates and interest reset dates

•

Limited events of default: The only events of default for the notes are (i) interest or principal payment defaults that continue for 30 days and (ii) certain insolvency events. No other breach or default under our senior debt indenture or the notes will result in an event of default for the notes or permit the trustee or holders to accelerate the maturity of the notes – that is, they will not be entitled to declare the principal amount of any notes to be immediately due and payable. See “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements” and “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default — Securities Issued on or After January 1, 2017 under the 2008 Indenture” in the accompanying prospectus for further details.

•

Defeasance: The notes are subject to defeasance and covenant defeasance by us, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”

•

Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

•

Tax Redemption: We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax Redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax Redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is January 23, 2017.

•

Optional Redemption: In addition, on each of April 26, 2021 and October 26, 2021, we may redeem the notes at our option, in whole, but not in part, upon not less than 15 days’ nor more than 60 days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date. We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

•

No other redemption: We will not be permitted to redeem the notes before their stated maturity, except as described above. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note.

•	Repayment at option of holder: None

•	CUSIP No.: 38141GWD2

•	ISIN No.: US38141GWD23

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Determination of Interest Rate

Your notes will bear interest for each interest period at a per annum rate equal to the applicable LIBOR rate plus the spread. LIBOR will be determined by the calculation agent on the second London business day (as defined in the accompanying prospectus) immediately preceding the first day of such interest period in the following manner:

•

LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars, beginning on the first day of such period, as that rate appears on Reuters screen LIBOR01 (or any successor or replacement page) as of approximately 11:00 A.M., London time, on the second London business day immediately preceding the first day of such interest period.

•

If the rate described above does not so appear on the Reuters screen LIBOR01 (or any successor or replacement page), then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London business day immediately preceding the first day of such interest period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month deposits in U.S. dollars, beginning on the first day of such interest period, and in a Representative Amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the second London business day immediately preceding the first day of such interest period will be the arithmetic mean of the quotations.

•

If fewer than two of the requested quotations described above are provided, LIBOR for the second London business day immediately preceding the first day of such interest period will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., New York City time, on the second London business day immediately preceding the first day of such interest period, by major banks in New York City selected by the calculation agent: three-month loans of U.S. dollars, beginning on the first day of such interest period, and in a Representative Amount.

•

If no quotation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London business day immediately preceding the first day of such interest period in its sole discretion.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be on file at our principal offices, will be made available to any noteholder upon request and will be final and binding in the absence of manifest error.

In this subsection, we use several terms that have special meanings relevant to calculating LIBOR. We define these terms as follows:

The term ‘‘Representative Amount’’ means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

The term “Reuters screen” means the display on the Reuters 3000 Xtra service, or any successor or replacement service.

Additional Considerations Relating to LIBOR

Please refer to the discussion under “Considerations Relating to Floating Rate Securities — Increased Regulatory Oversight and Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of Your Floating Rate Securities” in the accompanying prospectus for a description of the considerations relating to LIBOR.

Additional Information About the Notes

Book-Entry System

We will issue the notes as global notes registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

Our Relationship With the Trustee

An affiliate of the trustee under our senior debt indenture is acting as an underwriter in this offering. For additional information, see “Description of Debt Securities We May Offer — Our Relationship With the Trustee” in the accompanying prospectus.

United States Federal Income Tax Consequences

Your notes will be treated as variable rate debt securities for United States Federal income tax purposes as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities” in the accompanying prospectus.

Please refer to the discussion under “United States Taxation” in the accompanying prospectus for a description of the material U.S. federal income tax consequences of ownership and disposition of the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA (or any regulations thereunder) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

EXPERTS

The financial statements and management’s assessment of internal control over financial reporting (which is included in Management’s Report on Internal Controls over Financial Reporting) of The Goldman Sachs Group, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement data, balance sheet data and common share data set forth in “Selected Financial Data” as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REVIEW OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited condensed consolidated financial statements of The Goldman Sachs Group, Inc. for (i) the three month periods ended March 31, 2016 and 2015, (ii) the three month and six month periods ended June 30, 2016 and 2015 and (iii) the three month and nine month periods ended September 30, 2016 and 2015, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated (i) May 5, 2016, (ii) August 3, 2016 and (iii) November 2, 2016 incorporated by reference in this prospectus supplement state that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because those reports are not a “report” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$780,000,000
ABN AMRO Securities (USA) LLC	10,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	10,000,000
BNY Mellon Capital Markets, LLC	10,000,000
Capital One Securities, Inc.	10,000,000
Fifth Third Securities, Inc.	10,000,000
ING Financial Markets LLC	10,000,000
Lloyds Securities Inc.	10,000,000
Mizuho Securities USA Inc.	10,000,000
PNC Capital Markets LLC	10,000,000
Rabo Securities USA, Inc.	10,000,000
RBC Capital Markets, LLC	10,000,000
RBS Securities Inc.	10,000,000
Regions Securities LLC	10,000,000
Santander Investment Securities Inc.	10,000,000
Scotia Capital (USA) LLC.	10,000,000
SMBC Nikko Securities America, Inc.	10,000,000
Standard Chartered Bank	10,000,000
TD Securities (USA) LLC	10,000,000
UniCredit Capital Markets LLC	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000
Lebenthal & Co., LLC	5,000,000
Loop Capital Markets LLC	5,000,000
Samuel A. Ramirez & Company, Inc.	5,000,000
Siebert Cisneros Shank & Co., L.L.C.	5,000,000

Total	$1,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Per $1,000 note	$3.50
Total	$3,500,000

The notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 0.210% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.100% of the principal amount of the notes. If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, including offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The notes are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. and Goldman Sachs International that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co. or Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. (“FINRA”) member broker-dealers, as permitted by FINRA regulations.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement does not constitute a “prospectus” (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong)) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”), nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”). The notes (except for notes which are a “structured product” as defined in the Securities and Futures Ordinance) may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder. This prospectus supplement is for distribution in Hong Kong only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

With respect to sales of the notes in Canada, the notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes in Canada must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $130,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering of the notes within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

$1,000,000,000

The Goldman Sachs Group, Inc.

Floating Rate Notes due 2022

Goldman, Sachs & Co.

ABN AMRO

BB&T Capital Markets

BNY Mellon Capital Markets, LLC

Capital One Securities

Fifth Third Securities

ING

Lloyds Securities

Mizuho Securities

NatWest Markets

PNC Capital Markets LLC

Rabo Securities

RBC Capital Markets

Regions Securities LLC

Santander

Scotiabank

SMBC Nikko

Standard Chartered Bank

TD Securities

UniCredit Capital Markets

US Bancorp

Lebenthal Capital Markets

Loop Capital Markets

Ramirez & Co., Inc.

Siebert Cisneros Shank & Co., L.L.C.